Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

TCP Capital Corp.

Los Angeles, CA

We have audited the consolidated statement of assets and liabilities of TCP Capital Corp. (the “Company”), including the consolidated schedule of investments, as of December 31, 2015, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended. We have also audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. Such consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and our reports on the consolidated financial statements and internal control over financial reporting dated February 29, 2016, expressing unqualified opinions are included elsewhere in this Registration Statement. The Senior Securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on such Senior Securities table in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the Senior Securities table as of December 31, 2015, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

Los Angeles, CA

March 24, 2016